For the six month period ended (a) 12/31/00
File number (c) 811-7064
	SUB-ITEM 77 0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

1.	Name of Issuer
Corning, Inc.

2.	Date of Purchase
  11/2/00

3.	Number of Securities Purchased
  200

4.	Dollar Amount of Purchase
  $14,250

5.	Price Per Unit
  $71.25

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom Purchased
Goldman Sachs & Co.

7.	Other Members of the Underwriting Syndicate

	n/a

8.	Board of Directors determine no less frequently
than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-3 of the Investment Company
Act.